Consent of Independent Registered Public Accounting Firm

The Board of Directors

Banco Bilbao Vizcaya Argentaria, S.A.:

We consent to the incorporation by reference in the registration statements No. 333‑212729 on Form F-3 as amended and Nos. 333-228053, 333-217073, 333‑208728, 333‑199835, 333-191625, 333-185538, 333-178186, 333-167389, 333-163816, and 333-149157 on Form S-8 of Banco Bilbao Vizcaya Argentaria, S.A. of our report dated March 28, 2019, except for Note 6 and ordinary earnings and ordinary income by operating segment disclosed in Note 55.2, which is as of June 25, 2019, with respect to the consolidated balance sheets of Banco Bilbao Vizcaya Argentaria, S.A. as of December 31, 2018 and 2017, the related consolidated statements of income, recognized income and expenses, changes in equity, and cash flows for the years then ended, and the related notes, which report appears in the accompanying Form 6-K of Banco Bilbao Vizcaya Argentaria, S.A. dated June 25, 2019.

Our report on the consolidated financial statements refers to a change in accounting for financial instruments due to the adoption of International Financial Reporting Standard 9, Financial Instruments and to a change in accounting for hyperinflationary economies under International Accounting Standard 29, Financial Reporting in Hyperinflationary Economies.

/s/  KPMG Auditores, S.L.

Madrid, Spain

June 25, 2019